Exhibit 10.5

APPENDIX A TO STOCK OPTION AGREEMENT

ARTICLE I.
GRANT OF OPTION

Section 1.1                                      Grant of Option.  The Company hereby grants to the Optionee an Option to purchase any part or all of an aggregate of the Common Shares set forth in the Grant Notice pursuant to which this Appendix is attached, upon the terms and conditions set forth in the Plan and this Agreement.  The Optionee hereby agrees that except as required by law, he or she will not disclose the individual terms of this Agreement and the grant of the Option to any Person other than the Optionee’s spouse and/or tax, legal or financial advisor (if any) without the prior approval of the Administrator, and the Optionee agrees that, in the discretion of the Administrator, the Option shall terminate and any unexercised portion of such Option (whether or not then-exercisable) shall be forfeited if the Optionee violates the non-disclosure provisions of this Section 1.1; provided, however, that the general disclosure of the existence of the Plan by any member of management of the Company and its Subsidiaries to employees of the Company and its Subsidiaries shall not be a violation of this Section 1.1.

Section 1.2                                      Option Subject to Plan.  The Option granted hereunder is subject to the terms and provisions of the Plan, including without limitation, Article V and Article VIII thereof.  In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail.

Section 1.3                                      Exercise Price.  The Exercise Price of the Common Shares covered by the Option shall be the Exercise Price per Common Share as set forth in the Grant Notice (without commission or other charge).

ARTICLE II.
VESTING SCHEDULE; EXERCISABILITY

Section 2.1                                      Vesting of Option.  Except as provided below, this Option shall vest during its term as follows:

(a)                                  Vesting of Time Options.

(i)                                     Vesting.  The Time Options shall become vested, provided that Optionee does not incur a Termination of Service as a Service Provider prior to each applicable date set forth below and subject to Section 2.2, as follows:

(A)                              20% of the Time Options shall become vested on December 31, 2009;

(B)                                20% of the Time Options shall become vested on December 31, 2010;

(C)                                20% of the Time Options shall become vested on December 31, 2011;

(D)                               20% of the Time Options shall become vested on December 31, 2012; and

(E)                                 20% of the Time Options shall become vested on December 31, 2013.

(ii)                                  Liquidity Event Vesting.  Notwithstanding the foregoing, all Time Options, to the extent not then vested or previously forfeited or cancelled, shall become fully vested immediately prior to the effective date of the Liquidity Event.

(b)                                 Vesting of Performance Options.

(i)                                     Performance Based Vesting.  Provided that the Optionee does not incur a Termination of Service as a Service Provider prior to each applicable date set forth below and subject to Section 2.2, the Performance Options shall vest as follows:

(A)                              20% of the Performance Options shall become vested on December 31, 2009 if the Administrator determines that the EBITDA for the 2009 Fiscal Year equals or exceeds the EBITDA Target for such Fiscal Year; provided, that if such EBITDA is less than 100% but greater than or equal to 95% of such EBITDA Target, then 15% of the Performance Options shall become vested on December 31, 2009; and, provided, further, that if such EBITDA is less than 95% but greater than or equal to 88% of such EBITDA Target, then 10% of the Performance Options shall become vested on December 31, 2009;

(B)                                20% of the Performance Options shall become vested on December 31, 2010 if the Administrator determines that the EBITDA for the 2010 Fiscal Year equals or exceeds the EBITDA Target for such Fiscal Year; provided, that if such EBITDA is less than 100% but greater than or equal to 95% of such EBITDA Target, then 15% of the Performance Options shall become vested on December 31, 2010; and, provided, further, that if such EBITDA is less than 95% but greater than or equal to 88% of such EBITDA Target, then 10% of the Performance Options shall become vested on December 31, 2010;

(C)                                20% of the Performance Options shall become vested on December 31, 2011 if the Administrator determines that the EBITDA for the 2011 Fiscal Year equals or exceeds the EBITDA Target for such Fiscal Year; provided, that if such EBITDA is less than 100% but greater than or equal to 95% of such EBITDA Target, then 15% of the Performance Options shall become vested on December 31, 2011; and, provided, further, that if such EBITDA is less than 95% but greater than or equal to 88% of such EBITDA Target, then 10% of the Performance Options shall become vested on December 31, 2011;

(D)                               20% of the Performance Options shall become vested on December 31, 2012 if the Administrator determines that the EBITDA for the 2012 Fiscal Year equals or exceeds the EBITDA Target for such Fiscal Year; provided, that if such EBITDA is less than 100% but greater than or equal to 95% of such EBITDA Target, then 15% of the Performance Options shall become vested on December 31, 2012; and, provided, further, that if such EBITDA is less than 95% but greater than or equal to 88% of such EBITDA Target, then 10% of the Performance Options shall become vested on December 31, 2012; and

(E)                                 20% of the Performance Options shall become vested on December 31, 2013 if the Administrator determines that the EBITDA for the 2013 Fiscal Year equals or exceeds the EBITDA Target for such Fiscal Year; provided, that if such EBITDA is less than 100% but greater than or equal to 95% of such EBITDA Target, then 15% of the Performance Options shall become vested on December 31, 2013; and, provided, further, that if such EBITDA is less than 95% but greater than or equal to 88% of such EBITDA Target, then 10% of the Performance Options shall become vested on December 31, 2013.

Subject to the terms and conditions of this Agreement, if the EBITDA for any Fiscal Year is less than 88% of the applicable EBITDA Target for such Fiscal Year, the Performance Options with respect to such Fiscal Year will not vest pursuant to this Section 2.1(b)(i).

(ii)                                  Catch-up Vesting.  Notwithstanding the foregoing, the Performance Options which fail to become vested in accordance with Section 2.1(b)(i) shall otherwise be eligible to become vested in accordance with this Section 2.1(b)(ii) as follows:

(A)                              If the EBITDA for a Fiscal Year exceeds 100% of the applicable EBITDA Target for such Fiscal Year (an “Excess Fiscal Year”), such excess amount (the “Excess Amount”) shall be available to be added to the EBITDA of any Fiscal Year prior to such Excess Fiscal Year in which EBITDA did not equal or exceed 100% of the applicable EBITDA Target (an “Eligible Fiscal Year”).  The application of the Excess Amount (together with any Excess Amounts from any prior Excess Fiscal Years) shall commence with the first Eligible Fiscal Year until the EBITDA for such Eligible Fiscal Year equals 100% of the applicable EBITDA Target.  Once the EBITDA for the first Eligible Fiscal Year equals 100% of the applicable EBITDA Target, any remaining Excess Amount (together with any remaining Excess Amounts from any prior Excess Fiscal Years) may then be applied to the next Eligible Fiscal Year in the same manner, and so on with respect to subsequent Eligible Fiscal Years, but in each case only for any Eligible Fiscal Year prior to the Excess Fiscal Year to which the Excess Amount relates.  To the extent the application of such Excess Amounts causes an Eligible Fiscal Year to meet or exceed 88% of the applicable EBITDA Target, the portion of the Performance Options that would have vested with respect to such Eligible Fiscal Year shall vest as of the date on which the current tranche of Performance Options for the Excess Fiscal Year vest in accordance with Section 2.1(b)(i).  Notwithstanding the foregoing, for the avoidance of doubt, in no event shall any Excess Amount with respect to any Excess Fiscal Year be applied to any Fiscal Year subsequent to such Excess Fiscal Year.

(B)                                Notwithstanding anything to the contrary in this Section 2.1(b)(ii), in no event shall more than 20% of the Performance Options vest with respect to any Fiscal Year as a result of this Section 2.1(b)(ii).

(iii)                               Liquidity Event Vesting.  Notwithstanding the foregoing, if at the time of a Liquidity Event (x) Investment Proceeds are equal to or greater than 3.0 times the Invested Capital, and (y) Investment Proceeds result in an Internal Rate of Return of at least 25%, to the extent not then vested or previously forfeited or cancelled, the Performance Options shall become fully vested immediately prior to the effective date of such Liquidity Event.

(c)                                  Determination of Targets.  The Administrator shall make the determination as to whether the respective EBITDA Targets have been met, and shall determine the extent, if any, to which the Option has become vested, on any such date as the Administrator in its sole discretion shall determine.

(d)                                 Adjustments in EBITDA.  In the event that, after the approval by the Administrator of an EBITDA Target for a Fiscal Year, the Administrator determines, in its sole discretion, that any acquisition or disposition of any business by the Company, any dividend or other distribution (whether in the form of cash, Common Shares, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, amalgamation, arrangement consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to purchase Common Shares or other securities of the Company, any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change, after such date, in applicable laws or regulations, or changes in accounting principles generally accepted in Canada applicable to, or the accounting policies used by, the Company occurs such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available with respect to the Option, then the

Administrator shall, in good faith and in such manner as it may deem equitable, adjust the EBITDA Target to reflect the actual or projected effect of such transaction(s) or event(s) on the EBITDA Target.

Section 2.2                                      No Vesting of Options.  Notwithstanding anything to the contrary in this Agreement, any portion of the Option that has not become vested pursuant to Section 2.1 on or prior to the date of the Optionee’s Termination of Service as a Service Provider shall be forfeited and shall not thereafter become vested or exercisable; provided, however, that in the event of the Optionee’s Retirement or Termination of Service as a Service Provider without Just Cause, due to death or due to Disability prior to the last day of the 2013 Fiscal Year, a pro rata portion of the Option with respect to the Fiscal Year in which the Retirement or Termination of Service as a Service Provider without Just Cause, due to death or due to Disability occurs shall vest on the date such portion would have vested in accordance with the terms of Sections 2.1(a) and 2.1(b), as applicable, had the Optionee remained employed with the Company through the last day of such Fiscal Year, calculated by multiplying the number of Options that would have vested with respect to such Fiscal Year in accordance with Sections 2.1(a) and 2.1(b), by a fraction, the numerator of which is the number of days between the first day of such Fiscal Year and the effective date of Retirement or such termination of service, and the denominator of which is 365; provided, further, that any portion of the Option that was scheduled to vest under Section 2.1(b)(i) or may vest under a catch-up vesting provision under Section 2.1(b)(ii), in either case, with respect to any Fiscal Year completed prior to the Optionee’s Date of Termination (each such tranche of Options, the “Final Performance Options”) shall remain outstanding, if the Administrator has not determined, on or prior to such Date of Termination, whether the performance goals have been achieved for the Fiscal Year in question, unless the Optionee is terminated for Just Cause, until the date that the Administrator determines whether such performance goals have been achieved for the Fiscal Year in question; provided, further, that the Final Performance Options shall in no event become vested and exercisable unless it is determined by the Administrator that such performance goals were actually achieved for the Fiscal Year in question (a “Final Performance Goal Determination”).  The Final Performance Options that do not become vested on the date of the Final Performance Goal Determination shall be forfeited on the date of the Final Performance Goal Determination and the Final Performance Options that become vested on the date of the Final Performance Goal Determination shall become exercisable as provided in Sections 2.3 and 2.4.

Section 2.3                                      Exercisability of the Option.   Notwithstanding anything to the contrary in this Agreement, the Optionee shall not have the right to exercise the Option until the later of (i) the date the applicable portion of the Option becomes vested pursuant to Sections 2.1 or 2.2 or (ii) the effective date of a Liquidity Event.  The date that the applicable portion of the Option becomes exercisable is referred to herein as the “Exercise Commencement Date.”  Subject to Section 8.1 of the Plan, following the Exercise Commencement Date, the applicable portion of the Option shall remain exercisable until it becomes unexercisable under Section 2.4.  Once the Option becomes unexercisable, it shall be forfeited immediately.

Section 2.4                                      Expiration of Option; Value of Option After Date of Termination.

(a)                                  Subject to the terms of the Plan, in the event a Liquidity Event has not occurred prior to the Optionee’s Date of Termination, the Option may be exercised until the later of (i) ninety (90) days after a Liquidity Event and (ii) the first to occur of the events set forth in Section 2.4(b).

(b)                                 Subject to the terms of the Plan, in the event a Liquidity Event has occurred prior to the Optionee’s Date of Termination, the Option may not be exercised to any extent by anyone after the first to occur of the following events:

(i)                                     The Final Expiration Date;

(ii)                                  Except for such longer period of time as the Administrator may otherwise approve, in the event of a termination of the Optionee’s service as a Service Provider for any reason other than Just

Cause, death or Disability, the later of (i) thirty (30) days following the date of the Optionee’s termination of service as a Service Provider for any reason other than Just Cause, death or Disability, or (ii) with respect to any Final Performance Options, thirty (30) days following the Final Performance Goal Determination;

(iii)                               Except as the Administrator may otherwise approve, the date of the Optionee’s Termination of Service as a Service Provider for Just Cause; or

(iv)                              Except for such longer period of time as the Administrator may otherwise approve, twelve (12) months following the Optionee’s Termination of Service as a Service Provider by reason of the Optionee’s death or Disability.

(c)                                  For the purposes of the Plan and this Agreement, the date of the Optionee’s Termination of Service as a Service Provider (the “Date of Termination”) shall be the last day that the Optionee provided service as a Service Provider, as determined by the Administrator, whether such day is selected by agreement with the Optionee or unilaterally by the Company or its Subsidiaries and whether with or without advance notice.  For the avoidance of doubt, no period of notice that is given or that ought to have been given to the Optionee under applicable law in respect of such Termination of Service as a Service Provider will be utilized in determining entitlement under the Plan or this Agreement.  Any action by the Company or its Subsidiaries taken in accordance with the terms of the Plan and this Agreement as set out aforesaid shall be deemed to fully and completely satisfy any liability or obligation of the Company or its Subsidiaries to the Optionee in respect of the Plan or this Agreement arising from or in connection with the Optionee’s Termination of Service as a Service Provider, including in respect of any period of notice given or that ought to have been given under applicable law in respect of such Termination of Service as a Service Provider.

(d)                                 Notwithstanding anything to the contrary in this Agreement, in the event the Optionee’s Date of Termination occurs prior to a Liquidity Event and the Fair Market Value of a Common Share on the Date of Termination is less than the Fair Market Value of a Common Share on the applicable Exercise Date, then the portion of the Option being Exercised on the applicable Exercise Date shall automatically be adjusted immediately prior to the applicable Exercise Date as follows:

•                  The portion of the Option being Exercised will become Exercisable for that number of Common Shares equal to the product of the number of Common Shares then subject to the portion of the Option being Exercised multiplied by the Exchange Ratio, rounded down to the nearest whole number of Common Shares, and

•                  The Exercise Price will be equal to the quotient determined by dividing the Exercise Price by the Exchange Ratio, rounded up to the nearest whole cent.

Section 2.5                                      Partial Exercise.  Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable.

Section 2.6                                      Exercise of Option.  The exercise of the Option shall be governed by the terms of this Agreement and the terms of the Plan, including, without limitation, the provisions of Article V of the Plan.

Section 2.7                                      Manner of Exercise; Tax Withholding.

(a)                                  Unless determined otherwise by the Administrator, as a condition to the exercise of the Option, the Optionee shall notify the Company at least fifteen (15) days prior to exercise and no earlier than ninety (90) days prior to exercise that the Optionee intends to exercise.

(b)                                 To the extent permitted by law or the applicable listing rules, if any, the Optionee may pay for the Common Shares with respect to which such Option or portion of such Option is exercised through (i) payment in cash; (ii) with the consent of the Administrator, the delivery of Common Shares which are owned by the Optionee, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate Exercise Price of the exercised portion of the Option; (iii) with the consent of the Administrator, through the surrender of Common Shares then issuable upon exercise of the Option having a Fair Market Value on the date of the exercise of the Option equal to the aggregate Exercise Price of the exercised portion of the Option; or (iv) with the consent of the Administrator, delivery of a notice that the Optionee has placed a market sell order with a broker with respect to Common Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate Exercise Price; provided, that payment of such proceeds is then made to the Company upon settlement of such sale.  In lieu of exercising vested Options in accordance with the terms of this Section 2.7(b), the Optionee may exercise his or her cash surrender right in accordance with Section 5.7 of the Plan.

(c)                                  The Optionee shall make appropriate arrangements for the payment to the Company (or any of its Subsidiaries, as applicable) of all amounts which the Company (or any of its Subsidiaries, as applicable) is required to withhold under applicable law in connection with the exercise of the Option.  The Company may, in its discretion, withhold from the Common Shares otherwise issuable to the Optionee upon the exercise of the Option (or any portion thereof) a number of whole Common Shares having a Fair Market Value, determined as of the date of exercise, not in excess of the minimum of tax required to be withheld by law (or such lower amount as may be necessary to avoid adverse accounting).  Any adverse consequences to the Optionee arising in connection with the Common Share withholding procedure set forth in the preceding sentence shall be the sole responsibility of the Optionee.

ARTICLE III.
OTHER PROVISIONS

Section 3.1                                      Optionee Representation; Not a Contract of Service.  The Optionee hereby represents that the Optionee’s execution of this Agreement and participation in the Plan is voluntary and that the Optionee has in no way been induced to enter into this Agreement in exchange for or as a requirement of the expectation of service with the Company or any of its Subsidiaries.  Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue as a Service Provider, or shall interfere with or restrict in any way the rights of the Company or its Subsidiaries, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without Just Cause, except as may otherwise be provided pursuant to an employment or consulting agreement executed by and between the Company or any of its Subsidiaries and the Optionee.  Optionee hereby agrees that, in consideration of the grant of the Option, (i) the grant of the Option and the rights under the Plan provide rights or benefits equal to or greater than the value of the rights and benefits provided to the Optionee under the stock option plan maintained by Hunting plc/Gibson Energy, and (ii) any determination of the existence of Good Reason as set forth in subclauses [3.4(f)(ii) and (iii)] of the Optionee’s employment agreement with the Company or any of its Subsidiaries will require that any such change that is claimed to trigger Good Reason must be material such that the change would result in a material adverse impact to the Optionee’s compensation and benefits when such compensation and benefits are considered in the aggregate.

Section 3.2                                      Common Shares Subject to Plan; Restrictions on the Transfer of Options and Common Shares.  The Optionee acknowledges that this Option and any Common Shares acquired upon exercise of the Option are subject to the terms of the Plan including, without limitation, the restrictions set forth in Sections 5.5 and 5.6 of the Plan.

Section 3.3             Construction.  This Agreement shall be administered, interpreted and enforced under the laws of the Province of Alberta and the federal laws of Canada applicable therein.

Section 3.4             Conformity to Securities Laws.  The Optionee acknowledges that the Plan is intended to conform to the extent necessary with all applicable securities laws.  Notwithstanding anything herein to the contrary, the Plan and this Agreement shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 3.5             Amendment, Suspension and Termination.  The Option may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as provided by Section 8.1 of the Plan, neither the amendment, modification, suspension nor termination of this Agreement shall, without the consent of the Optionee, materially alter or impair any rights or obligations under the Option.

Section 3.6             Data Privacy Consent.  As a condition of the Option grant, the Optionee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.  The Optionee understands that the Company and its Subsidiaries and Affiliates hold certain personal information about the Optionee, including the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Common Shares of stock or directorships held in the Company, details of all restricted stock or any other entitlement to Common Shares awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the purpose of implementing, managing and administering the Plan (the “Data”).  The Optionee further understands that the Company and its Subsidiaries and Affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of the Optionee’s participation in the Plan, and that the Company and its Subsidiaries and Affiliates may each further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  The Optionee understands that these recipients may be located in the Optionee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country.  The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  The Optionee authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any Common Shares.  The Optionee understands that the Data will be held only as long as is necessary to implement, administer, and manage the Optionee’s participation in the Plan.  The Optionee understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative.  The Optionee understands that refusal or withdrawal of consent may affect the Optionee’s ability to participate in the Plan.  For more information on the consequences of refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.

Section 3.7             Non-Competition; Non-Disparagement.

(a)           The Optionee shall not, during the period beginning on the Grant Date and ending 6 (six) months(1) following the Date of Termination (the “Non-Compete Period”) of the Optionee’s status as a Service Provider (i) by the Company with or without Just Cause, (ii) by the Optionee for Good Reason or (iii) by the Optionee due to Retirement, directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage or operate any person, firm, corporation, partnership or business (whether as a director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business (as defined below) in any geographical area in Canada or the United States where the Company, directly or indirectly, operates or actively is contemplating operating on or prior to the Date of Termination; provided, that, with respect to contemplated operations, the Company actually performs or contracts to perform operations in such geographical area prior to the date six (6) months(1) following the Date of Termination (the “Restricted Territories”); provided, however, that the Optionee shall be permitted to acquire and/or hold a passive stock interest in such a business provided that the stock interest acquired and/or held is publicly traded in Canada and/or the United States and is not more than two percent (2%) of the outstanding voting securities of such business.  For the avoidance of doubt, the provisions of this Section 3.7 shall not modify or supersede in any manner any similar provisions set forth in the Optionee’s employment agreement with the Company.

(b)           During the Non-Compete Period, the Optionee shall not, directly or indirectly, recruit or otherwise solicit or induce any employee, customer or supplier of the Company (A) to terminate his, her or its employment or other arrangement with the Company, or (B) to otherwise change his, her or its relationship with the Company.

(c)           In the event the terms of this Section 3.7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)           As used in this Section 3.7, (A) the term “Company” shall include the Company and its direct or indirect parents and Subsidiaries, and (B) the term “Business” shall mean the provision of integrated transportation, terminalling, refining and marketing services for the energy industry.

(e)           During the Optionee’s service as a Service Provider and following termination of his/her service with the Company, the Optionee agrees not to disparage the Company or any of its Affiliates, including any of its products, technologies or practices, or any of its directors, officers, agents, representatives or Shareholders, either orally or in writing, and the Company agrees not to disparage the Optionee; provided, however, that nothing in the foregoing shall preclude the Optionee or the Company from making truthful statements that are required by applicable law, regulation or legal process, and provided further, that, the Company’s agreement to this non-disparagement clause shall be limited to official statements issued by the Company as an organization and statements of officers of the Company and members of the Board in their official capacity as representatives of the Company.

(1) The period for Vice Presidents and General Managers will be four months.

Section 3.8             Nondisclosure of Proprietary Information.

(a)           Except in connection with the faithful performance of the Optionee’s duties as a Service Provider or pursuant to Sections 3.8(c) and (d), the Optionee shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company and its Subsidiaries and Affiliates (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company and its Subsidiaries and Affiliates, whether in tangible or intangible form, information with respect to the Company’s or any of its Subsidiaries’ or Affiliates’ operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets.  The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets of the Company, its Subsidiaries and Affiliates and affect the successful conduct of the business of the Company, its Subsidiaries and Affiliates (and any successor or assignee of the Company or any of its Subsidiaries or Affiliates).

(b)           Upon termination of the Optionee’s service as a Service Provider with the Company or any of its Subsidiaries for any reason, the Optionee will promptly deliver to the Company or any of its Subsidiaries all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s and its Subsidiaries’ customers, business plans, marketing strategies, products or processes.

(c)           The Optionee may respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process.

(d)           Nothing in this Agreement shall prohibit the Optionee from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 3.8(c) above), (ii) disclosing information and documents to his/her attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing information regarding this Agreement to his/her spouse; (iv) disclosing the post-service restrictions in this Agreement in confidence to any potential new employer, or (v) retaining, at any time, his/her personal correspondence, his/her personal rolodex and documents related to his/her own personal benefits, entitlements and obligations.

Section 3.9             Inventions.  All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company and its Subsidiares, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Optionee may discover, invent or originate during the Optionee’s service as a Service Provider or during the twelve (12) month period following the Date of Termination, either alone or with others, and whether or not during working hours or by the use of the facilities of the Company and its Subsidiaries (“Inventions”), shall be the exclusive property of the Company.  The Optionee shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s and its

Subsidiaries’ rights therein.  The Optionee hereby appoints the Company as his/her attorney-in-fact to execute on his/her behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

Section 3.10           Currency.  Unless otherwise indicated, all dollar amounts in this Agreement are expressed in Canadian dollars.

Section 3.11           Lock-Up Period.

(a)           The Optionee hereby agrees that he or she shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Shares (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Shares (or other securities) of the Company held by Optionee (other than those included in the registration) for a period specified by the representative of the underwriters of Common Shares (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act or pursuant to comparable securities registration laws in Canada or elsewhere.

(b)           Optionee agrees to execute and deliver any such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Shares (or other securities) of the Company, Optionee shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act or pursuant to comparable securities registration laws in Canada or elsewhere. The obligations described in this Section 3.11 shall not apply to a registration relating solely to employee benefit plans on a registration statement on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a United States Securities and Exchange Commission Rule 145 transaction on a registration statement on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the Common Shares (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period. Optionee agrees that any transferee of the Option or shares acquired pursuant to the Option shall be bound by this Section 3.11.

ARTICLE IV.
DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.  Capitalized terms used in this Agreement and not defined below shall have the meaning given such terms in the Plan.  The singular pronoun shall include the plural, where the context so indicates.

Section 4.1             Company.  “Company” shall mean Gibson Holding ULC, an Alberta unlimited liability corporation formed under the laws of the Province of Alberta.

Section 4.2             EBITDA.  “EBITDA” for a given Fiscal Year shall mean consolidated earnings before interest, taxes, depreciation, and amortization of the Company and its consolidated subsidiaries, determined in accordance with accounting principles generally applied in Canada, including if applicable, international financial reporting standards, excluding (i) any management fees paid to the Principal Shareholders, or any of their Affiliates, (ii) any bonuses or other incentive compensation payable with respect to such Fiscal Year to the extent not reflected on the Company’s consolidated financial statements for such Fiscal Year, and (iii) any other extraordinary or non-recurring items as determined by the Committee.

Section 4.4             EBITDA Target.  “EBITDA Target” for any given Fiscal Year shall be the projected EBITDA set forth in the Company’s and its consolidated subsidiaries’ annual business plan (or budget), as approved by the Board, subject to the provisions of Section 2.1(d).

Section 4.5             Effective Date.  “Effective Date” shall mean December 12, 2008, the date of the consummation of the transaction contemplated in that certain Purchase and Sale Agreement between 1413281 Alberta ULC, Hunting Energy Holdings Limited and Hunting plc, dated as of August 5, 2008.

Section 4.6             Exchange Ratio.  “Exchange Ratio” shall mean the quotient determined by dividing the Fair Market Value of a Common Share on the Date of Termination by the Fair Market Value of a Common Share on the Exercise Date.

Section 4.7             Exercise Date.  “Exercise Date” shall mean the date the applicable portion of the Option is exercised or terminated pursuant to the terms of the Plan.

Section 4.8             Exercise Price.  “Exercise Price” shall mean the per Common Share price set forth in the Grant Notice.

Section 4.9             Exercised.  “Exercised” shall mean that the Option or a portion thereof is being exercised or terminated pursuant to the terms of the Plan.

Section 4.10           Fiscal Year.  “Fiscal Year” shall mean the fiscal year of the Company, as in effect from time to time.

Section 4.11           Final Expiration Date.  “Final Expiration Date” shall mean the date set forth in the Grant Notice.

Section 4.12           Good Reason.  “Good Reason” shall have the meaning set forth in the Optionee’s employment agreement with the Company or any of its Subsidiaries.

Section 4.13           Grant Date.  “Grant Date” shall be the date set forth in the Grant Notice.

Section 4.14           Grant Notice.  “Grant Notice” shall mean the Grant Notice referred to in Section 1.1 of this Agreement, which Grant Notice is for all purposes a part of the Agreement.

Section 4.15           Initial Public Offering.  “Initial Public Offering” shall mean the first date upon which Common Shares is listed (or approved for listing) upon notice of issuance on any Canadian or U.S. securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.

Section 4.16           Internal Rate of Return.  “Internal Rate of Return” shall mean the internal rate of return realized by the Shareholders on the Invested Capital as a result of the Investment Proceeds realized or deemed realized by the Shareholders, calculated without reduction for any taxes imposed on such Investment Proceeds and prior to giving effect to the vesting of any Awards that vest as a result of the Liquidity Event, but after giving effect to any other vested Awards, as reasonably determined by the Administrator. The Internal Rate of Return shall be determined in respect of any Liquidity Event or an Initial Public Offering as if the Shareholders liquidated their entire remaining Investment in such Liquidity Event or upon such Initial Public Offering for a price equal to the fair market value of the remaining Investment on the date of the Liquidity Event or Initial Public Offering, as reasonably determined by the Administrator.  In determining the Internal Rate of Return as of any date, all Investment Proceeds theretofore received by the Shareholders in respect of their Investment shall be taken into account, and no other amounts theretofore received by the Shareholders shall be taken into account.  The Administrator shall determine the Internal Rate of Return in good faith.

Section 4.17           Invested Capital.  “Invested Capital” shall mean the purchase price paid by the Shareholders for the Investment, including any fees and expenses paid by any Shareholder.

Section 4.18           Investment.  “Investment” shall mean the Common Shares acquired by the Shareholders in connection with their investment in the Company, whether or not held or acquired through any direct or indirect Subsidiary.

Section 4.19           Investment Proceeds.  “Investment Proceeds” shall mean all cash or cash equivalents received by the Shareholders in respect of the Investment, net of any fees and expenses paid or payable to any Shareholder or third party.  In connection with a Liquidity Event, the Fair Market Value of any equity securities of the Company held by the Shareholders (whether held directly or through any direct or indirect Subsidiary) at the time of the Liquidity Event that are not disposed of in the Liquidity Event shall be treated as Investment Proceeds.  In connection with an Initial Public Offering, the Fair Market Value of any Common Shares held by the Shareholders at the time of the Initial Public Offering that are not disposed of in the Initial Public Offering shall be treated as Investment Proceeds.

Section 4.20           Just Cause.  “Just Cause” shall have the meaning set forth in the Optionee’s employment agreement with the Company or any of its Subsidiaries.

Section 4.21           Liquidity Event.  “Liquidity Event” shall mean either (a) the consummation of the sale, transfer, conveyance or other disposition in one or a series of transactions, of the equity securities of the Company or its successor held, directly or indirectly, by all of the Principal Shareholders in exchange for cash, or in the case of any transaction resulting in the exchange for consideration other than cash (“non-cash consideration”) the receipt of cash upon the disposition of such non-cash consideration, such that immediately following such transaction or disposition (or series of related transactions or dispositions), the total number of all equity securities held, directly or indirectly, by all of the Principal Shareholders and any Affiliate of any Principal Shareholder is, in the aggregate, less than 30% of the total number of equity securities (as such securities may be adjusted for the occurrence of a corporate event) held, directly or indirectly, by all of the Principal Shareholders and any Affiliate of any Principal Shareholder as of the Effective Date; or (b) the consummation of the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement, equity purchase or consolidation), in one or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person “ (as such term is defined in Section 13(d)(3) of the Exchange Act) other than to any Principal Shareholders or an Affiliate of any Principal Shareholders.

Section 4.22           Option.  “Option” shall mean the option to purchase Common Shares granted under this Agreement.

Section 4.23           Optionee.  “Optionee” shall be the Person designated as such in the Grant Notice.

Section 4.24           Performance Options.  “Performance Option(s)” shall mean the portion of the Option designated as Performance Options in the Grant Notice.

Section 4.25           Plan.  “Plan” shall mean the Equity Incentive Plan of Gibson Holding ULC.

Section 4.26           Retirement.  “Retirement” shall have the meaning set forth in the Optionee’s employment agreement with the Company or any of its Subsidiaries.

Section 4.27           Securities Act. “Securities Act” shall mean the United States Securities Act of 1933, as amended.

Section 4.28           Shareholders.  “Shareholders” shall mean the Principal Shareholders and any other Person who purchases Common Shares.

Section 4.29           Time Options.  “Time Options” shall mean the portion of the Option designated as Time Options in the Grant Notice.

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